                                                                                       [FILED PURSUANT TO RULE 433]
TERM SHEET

RALI SERIES 2006-QS15 TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2006-QS15

RESIDENTIAL ACCREDIT LOANS, INC.
Depositor

RESIDENTIAL FUNDING CORPORATION
Sponsor and Master Servicer

DEUTSCHE BANK TRUST COMPANY AMERICAS
Trustee

UBS SECURITIES LLC
Lead Underwriter

THE DEPOSITOR HAS FILED A REGISTRATION  STATEMENT  (INCLUDING A BASE  PROSPECTUS)  WITH THE SECURITIES AND EXCHANGE
COMMISSION,  OR SEC, FOR THE OFFERING TO WHICH THIS COMMUNICATION  RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE
BASE  PROSPECTUS IN THAT  REGISTRATION  STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE
COMPLETE  INFORMATION  ABOUT THE DEPOSITOR AND THE OFFERING.  YOU MAY GET THESE  DOCUMENTS AT NO CHARGE BY VISITING
EDGAR  ON THE  SEC  WEB  SITE  AT  WWW.SEC.GOV.  ALTERNATIVELY,  THE  DEPOSITOR,  ANY  UNDERWRITER  OR  ANY  DEALER
PARTICIPATING  IN THE  OFFERING  WILL  ARRANGE TO SEND YOU THE BASE  PROSPECTUS  AT NO CHARGE IF YOU  REQUEST IT BY
CALLING TOLL-FREE 1-877-867-2654.

THIS TERM SHEET IS NOT REQUIRED TO, AND DOES NOT,  CONTAIN ALL  INFORMATION  THAT IS REQUIRED TO BE INCLUDED IN THE
PROSPECTUS  AND THE  PROSPECTUS  SUPPLEMENT  FOR THE OFFERED  CERTIFICATES.  THE  INFORMATION IN THIS TERM SHEET IS
PRELIMINARY AND IS SUBJECT TO COMPLETION OR CHANGE.

THE  INFORMATION  IN THIS TERM  SHEET,  IF CONVEYED  PRIOR TO THE TIME OF YOUR  COMMITMENT  TO PURCHASE  ANY OF THE
OFFERED CERTIFICATES,  SUPERSEDES  INFORMATION CONTAINED IN ANY PRIOR SIMILAR TERM SHEET, THE TERM SHEET SUPPLEMENT
AND ANY OTHER FREE WRITING PROSPECTUS RELATING TO THOSE OFFERED CERTIFICATES.

This term sheet and the related  term sheet  supplement  is not an offer to sell or a  solicitation  of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

OCTOBER 26, 2006

  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY CLASS OF OFFERED CERTIFICATES, THE
          TERM SHEET SUPPLEMENT AND THE RELATED BASE PROSPECTUS WITH RESPECT TO THE OFFERED CERTIFICATES

We provide  information  to you about the offered  certificates  in three or more separate  documents  that provide progressively more detail:

         -        the related base prospectus,  dated August 8, 2006, which provides general  information,  some of which may not apply to the offered certificates;

         -        the term sheet  supplement,  dated September 15, 2006, which provides general  information  about series of  certificates  issued  pursuant to the  depositor's  QS program,  some of which may not apply to the offered certificates; and

         -        this term  sheet,  which  describes  terms  applicable  to the  classes of  offered  certificates described  herein and provides a description  of certain  collateral  stipulations  regarding the mortgage  loans and the parties to the  transaction,  and provides other  information  related to the offered certificates.

This term  sheet  provides a very  general  overview  of certain  terms of the  offered  certificates  and does not contain all of the information  that you should consider in making your investment  decision.  To understand all of the terms of a class of the  offered  certificates,  you  should  read  carefully  this  document,  the term  sheet supplement, and the entire base prospectus.

The related base prospectus may be found by visiting EDGAR on the SEC web site at www.sec.gov.

The registration statement to which this offering relates is Commission File Number 333-131213.

If the  description  of the offered  certificates  in this term sheet  differs from the  description  of the senior certificates  in the related base  prospectus or the term sheet  supplement,  you should rely on the description in this term sheet.  Capitalized  terms used but not defined  herein  shall have the meaning  ascribed  thereto in the term sheet supplement and the related base prospectus.

THE  INFORMATION IN THIS TERM SHEET, IF CONVEYED PRIOR TO THE TIME OF YOUR  CONTRACTUAL  COMMITMENT TO PURCHASE ANY
OF THE OFFERED  CERTIFICATES,  SUPERSEDES ANY INFORMATION CONTAINED IN ANY PRIOR SIMILAR MATERIALS RELATING TO SUCH
CERTIFICATES.  THE  INFORMATION  IN THIS TERM SHEET IS  PRELIMINARY,  AND IS SUBJECT TO COMPLETION OR CHANGE.  THIS
TERM  SHEET  IS BEING  DELIVERED  TO YOU  SOLELY  TO  PROVIDE  YOU  WITH  INFORMATION  ABOUT  THE  OFFERING  OF THE
CERTIFICATES  REFERRED TO IN THIS TERM SHEET AND TO SOLICIT AN OFFER TO PURCHASE THE CERTIFICATES,  WHEN, AS AND IF
ISSUED.  ANY SUCH  OFFER  TO  PURCHASE  MADE BY YOU WILL NOT BE  ACCEPTED  AND WILL NOT  CONSTITUTE  A  CONTRACTUAL
COMMITMENT  BY YOU  TO  PURCHASE  ANY  OF  THE  CERTIFICATES,  UNTIL  WE  HAVE  ACCEPTED  YOUR  OFFER  TO  PURCHASE
CERTIFICATES.

THE  CERTIFICATES  REFERRED TO IN THESE MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED.  THE ISSUING ENTITY IS NOT
OBLIGATED TO ISSUE SUCH  CERTIFICATES  OR ANY SIMILAR  SECURITY AND THE  UNDERWRITER'S  OBLIGATION  TO DELIVER SUCH
CERTIFICATES IS SUBJECT TO THE TERMS AND CONDITIONS OF THE  UNDERWRITING  AGREEMENT WITH THE ISSUING ENTITY AND THE
AVAILABILITY  OF SUCH  CERTIFICATES  WHEN, AS AND IF ISSUED BY THE ISSUING  ENTITY.  YOU ARE ADVISED THAT THE TERMS
OF THE OFFERED  CERTIFICATES,  AND THE  CHARACTERISTICS  OF THE MORTGAGE LOAN POOL BACKING  THEM,  MAY CHANGE (DUE,
AMONG OTHER  THINGS,  TO THE  POSSIBILITY  THAT  MORTGAGE  LOANS THAT  COMPRISE THE POOL MAY BECOME  DELINQUENT  OR
DEFAULTED  OR MAY BE REMOVED OR REPLACED AND THAT  SIMILAR OR  DIFFERENT  MORTGAGE  LOANS MAY BE ADDED TO THE POOL,
AND THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT,  COMBINED OR ELIMINATED),  AT ANY TIME PRIOR TO ISSUANCE
OR  AVAILABILITY  OF A FINAL  PROSPECTUS.  YOU ARE  ADVISED  THAT  CERTIFICATES  MAY NOT BE  ISSUED  THAT  HAVE THE
CHARACTERISTICS  DESCRIBED IN THESE MATERIALS.  THE  UNDERWRITER'S  OBLIGATION TO SELL SUCH  CERTIFICATES TO YOU IS
CONDITIONED ON THE MORTGAGE LOANS AND CERTIFICATES  HAVING THE  CHARACTERISTICS  DESCRIBED IN THESE  MATERIALS.  IF
FOR ANY REASON THE  ISSUING  ENTITY  DOES NOT DELIVER  SUCH  CERTIFICATES,  THE  UNDERWRITER  WILL NOTIFY YOU,  AND
NEITHER THE ISSUING  ENTITY NOR ANY  UNDERWRITER  WILL HAVE ANY  OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF
THE CERTIFICATES  WHICH YOU HAVE COMMITTED TO PURCHASE,  AND NONE OF THE ISSUING ENTITY NOR ANY UNDERWRITER WILL BE
LIABLE FOR ANY COSTS OR DAMAGES WHATSOEVER ARISING FROM OR RELATED TO SUCH NON-DELIVERY.

NEITHER THE ISSUING ENTITY OF THE CERTIFICATES OR ANY OF ITS AFFILIATES  PREPARED,  PROVIDED,  APPROVED OR VERIFIED
ANY STATISTICAL OR NUMERICAL INFORMATION  PRESENTED HEREIN,  ALTHOUGH THAT INFORMATION MAY BE BASED IN PART ON LOAN
LEVEL DATA PROVIDED BY THE ISSUING ENTITY OR ITS AFFILIATES.

RISK FACTORS

The offered  certificates are not suitable  investments for all investors.  In particular,  you should not purchase any class of offered  certificates  unless you  understand  the  prepayment,  credit,  liquidity  and market  risks associated with that class.  The offered  certificates  are complex  securities.  You should possess,  either alone or together  with an investment  advisor,  the expertise  necessary to evaluate the  information  contained in this term sheet, the term sheet  supplement and the related base prospectus for the offered  certificates in the context of your  financial  situation and tolerance for risk. You should  carefully  consider,  among other things,  all of the  applicable  risk factors in connection  with the purchase of any class of the offered  certificates  listed in the section entitled "Risk Factors" in the term sheet supplement.

-----------------------------------------------------------------------------------------
                                BASE PRICING ASSUMPTIONS
  Investor Settlement     10/30/2006    PRICING SPEED               100 PPC
     1st Pay Date         11/25/2006      PPC Ramp         8 to 20 CPR over 12 Months
      Deal Close          10/30/2006
  Collateral Cut-Off      10/1/2006
------------------------ ------------- ---------------- ---------------------------------

----------------------------------------------------------------------------------------------------------------------------------------

                                                           CLASS SUMMARY(1)

----------------------------------------------------------------------------------------------------------------------------------------
------------- -------------- ------------ -------------------- ----------- ----------- -------- --------- ------------ -------- --------
   CLASS          CLASS        INITIAL      PRINCIPAL TYPE     INTEREST    LOSS        AVERAGE  PAYMENT      START     DAYCOUNT PAYMENT
DESIGNATION     PRINCIPAL       PASS-                             TYPE      PRIORITY   LIFE(2)  WINDOW(2)   ACCRUAL              DELAY
                 BALANCE       THROUGH                                                                      PERIOD
                                RATE
------------- -------------- ------------ -------------------- ----------- ----------- -------- --------- ------------ -------- --------
------------- -------------- ------------ -------------------- ----------- ----------- -------- --------- ------------ -------- --------
R             $100           6.50         Pass Through         Fixed       Senior      0.07     1 - 1     1-Oct-06     30/360   24
A-1           $350,192,000   6.50         Pass Through         Fixed       Super       4.13     1 - 359   1-Oct-06     30/360   24
                                                                           Senior
A-2           $25,148,000    6.50         Pass Through         Fixed       Senior      4.13     1 - 359   1-Oct-06     30/360   24
                                                                           Support
A-3           $100,000,000   6.50         Sequential/Accretion Fixed       Senior      2.62     1 - 85    1-Oct-06     30/360   24
                                          Directed
A-4           $251,000       6.50         Sequential/Accrual   Fixed       Senior      7.18     85 - 88   1-Oct-06     30/360   24
A-5           $23,383,000    6.50         NAS                  Fixed       Super       10.13    61 - 359  1-Oct-06     30/360   24
                                                                           Senior
A-6           $1,680,000     6.50         NAS                  Fixed       Senior      10.13    61 - 359  1-Oct-06     30/360   24
                                                                           Support
------------- -------------- ------------ -------------------- ----------- ----------- -------- --------- ------------ -------- --------

(1) Approximate, subject to +/- 10% Variance
(2) Base Pricing Assumptions

------------------------------------------ --- -------------------------------------------------------------------------------------------------------------------------------------------

DESCRIPTION OF SECURITIES

MASTER SERVICER:                           Residential Funding Corporation

FINAL SCHEDULED DISTRIBUTION DATE:         11/25/2036

EXTERNAL CREDIT ENHANCEMENT PROVIDER:      N/A

SENIOR/SUB DISTRIBUTION AMOUNT:            Standard 5 year shifting Interest Structure:
                                           Subs  locked out for 5 years, followed annually by 30%, 40%, 60%, 80%, 100% of their pro rata share of prepayments

SENIOR LOSS DISTRIBUTION:                  Losses allocated to the Class 1A1 will instead be borne by the Class 1A2 until its balance is reduced to zero

                                           Losses allocated to the Class 1A5 will instead be borne by the Class 1A6 until its balance is reduced to zero

APPROXIMATE SUBORDINATE PERCENTAGE:        [6.70]

OPTIONAL CLEANUP-CALL %:                   10%

SENIOR PRINCIPAL DISTRIBUTION AMOUNT:      Pay the Senior PDA Amount as follows:
                                               1) Pay AR until retired
                                               2) Pay 74.969939319370269% as follows:
                                                   a) Pay 1A1 and 1A2 pro rata, until retired
                                               3) Pay 25.0300606806297345% as follows:
                                                   a) Pay 1A5 and 1A6 pro rata, up to the NAS Priority Amount (as defined below), until retired
                                                   b) Pay 1A3 and 1A4, in that order until retired
                                                   c) Pay 1A5 and 1A6 pro rata, until retired

ACCRUAL AMOUNTS:                           Pay 1A4 Accrual Amount to 1A3 and 1A4 in that order, until retired.

NAS PRIORITY AMOUNT:                       The NAS Priority Amount will be:

                                            The sum of (not to exceed 25.0300606806297345% of the senior PDA):
                                                    x) The NAS Percent of the Scheduled Principal Amount * 25.0300606806297345%
                                                    and
                                                    y) The NAS Percent times the NAS Prepay Shift Percent of the Unscheduled Principal Amount * 25.0300606806297345%

                                           The NAS Percent will be:

                                               Zero for the first five years and, thereafter, equal to the sum of the 1A5 and 1A6 divided by the sum of the Class 1A3, 1A4, 1A5 and 1A6 Balances

                                           The NAS Prepay Shift Percent will be:

                                              Zero for the first 5 years and will be 30%, 40%, 60%, 80% and 100% for each year thereafter

COLLATERAL STIPULATIONS - MORTGAGE POOL CHARACTERISTICS

STIPULATED MORTGAGE POOL CHARACTERISTICS

MORTGAGE LOAN TYPE:                                                                  30-Year Conventional Fixed Rate
AGGREGATE STATED PRINCIPAL BALANCE, EXCLUDING PO BOND, (+/- 10%):                              $538,000,000
GROSS WEIGHTED AVERAGE COUPON (+/- 0.10):                                                         7.25%
WEIGHTED AVERAGE PASS-THRU RATE:                                                                  6.50%
WEIGHTED AVERAGE MATURITY (+/- 2 MONTH):                                                        357 months
WEIGHTED AVERAGE LOAN-TO-VALUE RATIO (+/- 5):                                                      76%
AVERAGE MORTGAGE LOAN BALANCE MAXIMUM:                                                           $250,000
CONFORMING BALANCE MINIMUM:                                                                        65%
WEIGHTED AVERAGE FICO (+/- 5):                                                                     710
CALIFORNIA CONCENTRATION MAXIMUM:                                                                  45%
SINGLE FAMILY DETACHED MAXIMUM:                                                                    85%
CONDO/COOP (+/- 10):                                                                                8%
2ND/VACATION HOME (+/- 10):                                                                         7%
INVESTOR PROPERTY (+/- 10):                                                                        20%
LIMITED DOCUMENTATION (+/- 10):                                                                    75%
FULL/ALT DOCUMENTATION (+/- 10):                                                                   25%
RATE/TERM REFINANCE (+/- 15):                                                                      10%
CASH OUT REFINANCE (+/- 15):                                                                       35%
PREPAYMENT PENALTIES MAXIMUM:                                                                      15%
INTEREST ONLY MORTGAGE LOANS MAXIMUM:                                                              50%
UNINSURED W/LTV RATIO IN EXCESS OF 80% MAXIMUM:                                                     1%

The percentages set forth in the tables above,  other than any weighted  averages,  are percentages of the aggregate principal  balance of the actual  mortgage  loans to be included in the mortgage pool on the Closing Date, as of the
Cut-off  Date,  after  deducting  payments of  principal  due during the month of the  Cut-off  Date.  Any  weighted average is weighted  based on the  principal  balance of the actual  mortgage  loans to be included in the  mortgage pool on the Closing  Date,  as of the Cut-off Date,  after  deducting  payments of principal due during the month of the Cut-off Date.

A percentage  expressed in  parenthesis  for a category in the tables above  reflects the  percentage  by which the number set forth for such  category may vary in the actual  mortgage  loans  included in the  mortgage  pool on the
Closing Date.  For example the Aggregate  Stated  Principal  Balance,  excluding the PO Bond, of the mortgage loans included in the mortgage pool on the Closing Date, as of the Cut-off Date,  after  deducting  payments of principal due during the month of the Cut-off Date, could be lower or higher than the amount specified by as much as 10%.

A number  expressed in  parenthesis  for a category in the tables  above  reflects the amount by which the number or percentage  set forth for such category may vary in the actual  mortgage  loans included in the mortgage pool on the
Closing Date. For example,  the Full/Alt  Documentation  percentage for the mortgage pool could vary from 15% to 35%
of the  aggregate  stated  principal  balance of the actual  mortgage  loans  included in the  mortgage  pool on the
Closing  Date,  as of the Cut-off Date,  after  deducting  payments of principal due during the month of the Cut-off
Date.

CERTAIN TRANSACTION INFORMATION

UNDERWRITER:                        UBS  Securities  LLC will  purchase  the Class A  Certificates  (other than the
                                    Class A-V and Class A-P Certificates) and the Class R Certificates  (other than a de minimis portion thereof) on the closing date,  subject to the satisfaction of the conditions set forth in the underwriting agreement.

CUT-OFF DATE:                       October 1, 2006.

CLOSING DATE:                       On or about October 30, 2006.

DISTRIBUTION DATE:                  25th of each  month,  or the next  business  day if such day is not a  business day, commencing November 25, 2006.

ASSUMED FINAL
DISTRIBUTION DATES:                 The  distribution  date in October  2036.  The actual final  distribution  date could be substantially earlier.

FORM OF CERTIFICATES:               Book-entry: Class A, Class A-P and Class A-V Certificates.
                                    Physical:  Class R Certificates.

MINIMUM DENOMINATIONS:              Class A Certificates,  other than any class of Interest Only Certificates,  and
                                    Class A-P  Certificates,  in minimum  denominations  representing  an  original principal  amount of $25,000 and integral  multiples  of $1 in excess  thereof.
                                    Class  A-V and any  other  class  of  Interest  Only  Certificates:  $2,000,000 notional amount.  Class R Certificates: 20% percentage interests.

SENIOR CERTIFICATES:                Class A, Class A-P, Class A-V and Class R Certificates.

SUBORDINATE CERTIFICATES:           Class M Certificates  and Class B Certificates.  The  Subordinate  Certificates
                                    will provide credit enhancement to the Senior Certificates.

ERISA:                              Subject  to the  considerations  contained  in the term sheet  supplement,  the
                                    Class A Certificates  may be eligible for purchase by persons  investing assets of employee benefit plans or individual  retirement  accounts assets.  Sales of the Class R Certificates  to such plans or retirement  accounts are prohibited, except as permitted in "ERISA Considerations" in the term sheet supplement.

                                    See "ERISA  Considerations"  in the term sheet  supplement  and in the  related base prospectus.

SMMEA:                                      When  issued  the  offered  certificates  rated in at least the  second highest  rating  category  by one of the  rating  agencies  will  be  "mortgage related  securities" for purposes of the Secondary  Mortgage Market Enhancement
                                    Act of 1984, or SMMEA,  and the remaining  classes of certificates  will not be
                                    "mortgage related securities" for purposes of SMMEA.

                                    See "Legal  Investment"  in the term  sheet  supplement  and "Legal  Investment
                                    Matters" in the related base prospectus.

TAX STATUS:                         For federal income tax purposes,  the depositor will elect to treat the portion of the  trust  consisting  of the  related  mortgage  loans and  certain  other segregated  assets as one or more real  estate  mortgage  investment  conduits.
                                    The offered certificates,  other than the Class R Certificates,  will represent ownership of regular  interests in a real estate  mortgage  investment  conduit and  generally  will be treated as  representing  ownership of debt for federal income tax  purposes.  You will be required  to include in income all  interest and original issue  discount,  if any, on such  certificates in accordance with
                                    the  accrual  method  of  accounting   regardless  of  your  usual  methods  of
                                    accounting.  For federal income tax purposes,  the Class R Certificates for any series will represent residual  interests in a real estate mortgage  investment conduit.

                                    For further  information  regarding  the  federal  income tax  consequences  of
                                    investing  in  the  offered   certificates,   including  important  information
                                    regarding the tax treatment of the Class R Certificates,  see "Material Federal
                                    Income Tax  Consequences"  in the term sheet supplement and in the related base prospectus.

CREDIT ENHANCEMENT

Credit  enhancement for the Senior  Certificates  will be provided by the  subordination of the Class M and Class B
Certificates,  as and to the extent  described in the term sheet  supplement.  Most realized losses on the mortgage loans will be allocated to the Class B  Certificates,  beginning  with the class of Class B  Certificates  with the lowest payment priority,  and then the Class M Certificates,  beginning with the class of Class M Certificates with the lowest payment  priority,  in each case until the certificate  principal  balance of that class of certificates has been  reduced  to zero.  When  losses are  allocated  to a class of  certificates,  the  certificate  principal balance of the class to which the loss is allocated is reduced, without a corresponding payment of principal.

If the aggregate  certificate  principal  balance of the Subordinate  Certificates has been reduced to zero, losses on the mortgage loans will be allocated among the related Senior  Certificates in accordance with their  respective remaining certificate  principal balances or accrued interest,  subject to the special rules described in any final term sheet for a class of certificates.

Not all losses will be allocated in the priority  described above.  Losses due to natural  disasters such as floods and  earthquakes,  fraud in the  origination  of a mortgage  loan,  or some losses  related to the  bankruptcy of a mortgagor  will be allocated  as described in the  preceding  paragraphs  only up to specified  amounts.  Losses of these types on mortgage  loans in excess  of the  specified  amounts and losses due to other  extraordinary  events will be  allocated  proportionately  among all  outstanding  classes of  certificates  except as stated in the term sheet  supplement.  Therefore,  the  Subordinate  Certificates  do not act as  credit  enhancement  for the  Senior
Certificates for these losses.

See "Description of the Certificates--Allocation of Losses; Subordination" in the term sheet supplement.

ADVANCES

For any month,  if the Master  Servicer does not receive the full scheduled  payment on a mortgage loan, the Master
Servicer  will advance funds to cover the amount of the scheduled  payment that was not made.  However,  the Master
Servicer will advance  funds only if it determines  that the advance will be  recoverable  from future  payments or collections on that mortgage loan.

See "Description of the Certificates--Advances" in the term sheet supplement.

OPTIONAL TERMINATION

On any  distribution  date on which the aggregate  outstanding  principal  balance of the mortgage  loans as of the related  determination  date is less than 10% of their aggregate stated  principal  balance as of the cut-off date, the master servicer may, but will not be required to:

         o        purchase from the trust all of the remaining  mortgage loans,  causing an early retirement of the certificates; or

         o        purchase all of the certificates.

Under  either  type of optional  purchase,  holders of the  outstanding  certificates  are  entitled to receive the outstanding  certificate  principal balance of the certificates in full with accrued interest, as and to the extent described  in the term sheet  supplement.  However,  any  optional  purchase of the  remaining  mortgage  loans may result in a shortfall to the holders of the most  subordinate  classes of  certificates  outstanding,  if the trust then  holds  properties  acquired  from  foreclosing  upon  defaulted  loans.  In  either  case,  there  will be no reimbursement of losses or interest shortfalls allocated to the certificates.

See "Pooling and  Servicing  Agreement--Termination"  in the term sheet  supplement  and "The Pooling and  Servicing
Agreement--Termination; Retirement of Certificates" in the related base prospectus.